Exhibit 99.1

Energy Recovery REPORTS Third QUARTER 2015 results

THIRD QUARTER HIGHLIGHTS:

●	Revenue increased 127% to $12.1 million in the current period, from $5.3 million in the third quarter of 2014 based on strengthening demand and sales in the global desalination market
●	Gross margin improved to 59% from 44%, an increase of 1,500 basis points year-over-year
●	Operating expenses of $7.4 million, down 5% year-over-year
●	Net loss of $(0.3) million, or $(0.01) per share, in the current period, compared to net loss of $(5.5) million, or $(0.11) per share in prior year period

SAN LEANDRO, Calif., November 5, 2015-- Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced the results for the third quarter ended September 30, 2015.

Management Commentary

Joel Gay, President and Chief Executive Officer, remarked, “We achieved record quarterly revenue and meaningful margin expansion which reflects strengthening demand in the global desalination market and demonstrates the success of the sharp execution of our reloaded strategy. During the quarter we continued to bolster our portfolio of large-scale projects supported by our PX® Pressure Exchanger® technology including mega-project awards totaling $3.8 million which contributed to our year-over-year revenue growth and improved margins. We continued to execute on key initiatives during the quarter driven by our cost rationalization program. These actions bring us closer to our goal of a return to profitability.

Mr. Gay continued, “Looking ahead, Energy Recovery has a bright future. Along with encouraging third quarter results, we also recently signed a 15-year licensing agreement with Schlumberger Technology, for the use of our VorTeq™ hydraulic pumping system, which highlights the successful application of our proven technologies to other industries. We remain sharply focused on fully commercializing and customizing the VorTeq design for seamless integration into Schlumberger’s best-in-class operations, thereby realizing the full potential of this disruptive technology. This transformative transaction validates our strategic vision to broaden and diversify our product portfolio, and underscores the success of our reloaded strategy. Overall, we have great confidence in our business and the strategy we are executing to create shareholder value.”

Revenue

The Company generated net revenue of $12.1 million in the third quarter of 2015, reflecting an increase of 127% when compared to the third quarter of 2014. The increase in revenue was primarily due to a mega-project shipment totaling $3.8 million and higher OEM and AM shipments of $1.7 million and $1.5 million, respectively. The Company’s revenue increased sequentially, by $1.6 million or 15%, from $10.5 million in the second quarter of 2015 as a result of favorable performance across OEM and AM channels.

Gross Margin

Higher sales volume attributable to a mega-project shipment was the primary driver to a gross profit margin increase to 59% in the third quarter of 2015 from 44% in the prior-year quarter. Other contributing factors also include a favorable shift in both price and mix. The Company’s gross profit margin also increased sequentially from 54% in the second quarter of 2015 mainly due to a shift in channel and better pricing.

Operating Expense

Operating expenses decreased to $7.4 million during the third quarter of 2015 from $7.8 million in the third quarter of 2014. The decrease was primarily due to austerity measures initiated in the first quarter of 2015. Operating expenses decreased sequentially by $1.5 million or 17% from $8.9 million chiefly due to non-recurring expenses related to CEO transition expenses and higher legal expenses.

Bottom Line Summary

To summarize financial performance for the third quarter of 2015, the Company reported a net loss of $(0.3) million, or $(0.01) per share, primarily due to higher volume and favorable mix. Comparatively, the Company reported a net loss of $(5.5) million, or $(0.11) per share, in the third quarter of 2014. Year-to-date, the Company reported a net loss of $(12.0) million, or $(0.23) per share.

Cash Flow Highlights

For the nine months ended September 30, 2015, the Company generated net cash flow of $6.0 million.

The net loss of $(12.0) million included non-cash expenses of $6.7 million, the largest portion of which were share-based compensation expenses of $3.5 million, and depreciation and amortization expenses of $2.9 million.

Cash used by operating activities was $(7.7) million; favorably impacting cash from operating activities by $2.8 million was the monetization of receivables, chiefly offset by a $(0.6) million increase in inventory, a $(3.6) million decrease in accrued expenses and liabilities, and a $(1.7) million litigation settlement.

Cash generated from investing activities was $13.1 million; favorably impacting cash from investing activities by $11.8 million and $1.9 million were maturities of marketable securities and the release of restricted cash, respectively; offset by $0.6 million of capital expenditures. Cash generated from financing activities was $0.6 million attributed to the issuance of common stock related to option exercises.

Balance Sheet Highlights

The Company reported current and non-current restricted cash of $3.62 million, unrestricted cash of $21.50 million, and short-term investments of $1.34 million, all of which represent a combined total of $26.46 million.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words such as “confident,” “encouraging,” “reflect,” “validate,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 6, 2015 as well as other reports filed by the Company with the SEC from time to time.

CONFERENCE CALL TO DISCUSS THIRD QUARTER RESULTS FOR 2015

Live Conference Call:

Thursday, November 5, 2015, 5:30 pm ET / 2:30pm PT

Listen-only, Toll-free:	888-632-3383
Listen-only, Local:	785-424-1676
Conference ID:	555478

Conference Call Replay:

Toll-free:	888-203-1112
Local:	719-457-0820
Access code:	555478
Expiration:	November 19, 2015

Investors may also access the live call or the replay online at www.streetevents.com or at the Investors section of the Company’s website at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

ABOUT ENERGY RECOVERY, INC

Energy Recovery (NASDAQ:ERII) recycles and converts wasted pressure energy into a usable asset and preserves pumps that are subject to hostile processing environments. With award winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.5 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Ireland, Shanghai, and Dubai. For more information about the Company, please visit our website at www.energyrecovery.com.

Contact:

Chris Gannon

Chief Financial Officer

510-483-7370

cgannon@energyrecovery.com

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue	$12,112	$5,342	$28,460	$15,646
Cost of revenue	4,948	3,007	12,315	7,991
Gross profit	7,164	2,335	16,145	7,655
Operating expenses:
General and administrative	3,590	3,078	15,230	8,112
Sales and marketing	2,195	2,351	6,622	7,548
Research and development	1,474	2,131	5,417	5,089
Amortization of intangible assets	159	216	476	646
Total operating expenses	7,418	7,776	27,745	21,395
Loss from operations	(254)	(5,441)	(11,600)	(13,740)
Interest expense	—	—	(40)	—
Other non-operating (expense) income	(48)	(2)	(130)	127
Loss before income taxes	(302)	(5,443)	(11,770)	(13,613)
Provision for income taxes	38	63	180	187
Net loss	$(340)	$(5,506)	$(11,950)	$(13,800)

Basic and diluted net loss per share	$(0.01)	$(0.11)	$(0.23)	$(0.27)

Shares used in basic and diluted per share calculation	52,237	51,861	52,071	51,626

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$21,498	$15,501
Restricted cash	1,385	2,623
Short-term investments	1,344	13,072
Accounts receivable, net of allowance for doubtful accounts of $164 and $155 at September 30, 2015 and December 31, 2014, respectively	8,060	10,941
Unbilled receivables, current	828	1,343
Inventories	8,893	8,204
Income taxes receivable	5	—
Deferred tax assets, net	240	240
Prepaid expenses and other current assets	1,506	1,317
Total current assets	43,759	53,241
Restricted cash, non-current	2,232	2,850
Unbilled receivables, non-current	420	414
Long-term investments	—	267
Property and equipment, net of accumulated depreciation of $17,556 and $15,143 at September 30, 2015 and December 31, 2014, respectively	11,346	13,211
Goodwill	12,790	12,790
Other intangible assets, net	2,690	3,166
Other assets, non-current	2	2
Total assets	$73,239	$85,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,683	$1,817
Accrued expenses and other current liabilities	4,835	8,427
Income taxes payable	—	4
Accrued warranty reserve	600	755
Deferred revenue	948	519
Current portion of long-term debt	11	—
Total current liabilities	8,077	11,522
Long-term debt, net of current portion	39	—
Deferred tax liabilities, non-current, net	2,160	1,989
Deferred revenue, non-current	79	59
Other non-current liabilities	764	2,453
Total liabilities	11,119	16,023
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 54,736,742 shares issued and 52,257,286 shares outstanding at September 30, 2015, and 54,398,421 shares issued and 51,918,965 shares outstanding at December 31, 2014	55	54
Additional paid-in capital	128,566	124,440
Accumulated other comprehensive loss	(48)	(73)
Treasury stock, at cost 2,479,456 shares repurchased at both September 30, 2015 and December 31, 2014	(6,835)	(6,835)
Accumulated deficit	(59,618)	(47,668)
Total stockholders’ equity	62,120	69,918
Total liabilities and stockholders’ equity	$73,239	$85,941

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30
	2015	2014
Cash Flows From Operating Activities
Net loss	$(11,950)	$(13,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	3,549	1,628
Depreciation and amortization	2,897	3,025
Deferred income taxes	172	169
Amortization of premiums/discounts on investments	154	348
Provision for warranty claims	91	87
Provision for doubtful accounts	88	293
Loss on fair value remeasurement of hedge option	55	—
Loss on foreign currency transactions	54	(10)
Other non-cash adjustments	11	(179)
Valuation adjustments for excess or obsolete inventory	(126)	212
Reversal of accruals related to expired warranties	(213)	—
Gain on fair value remeasurement of contingent consideration	—	(149)
Changes in operating assets and liabilities:
Accounts receivable	2,810	10,935
Unbilled receivables	509	5,698
Deferred revenue	449	203
Income taxes payable	(10)	(7)
Accounts payable	(134)	64
Prepaid and other assets	(242)	(1,045)
Inventories	(563)	(5,484)
Litigation settlement	(1,700)	—
Accrued expenses and other liabilities	(3,602)	(2,256)
Net cash used in operating activities	(7,701)	(268)
Cash Flows From Investing Activities
Maturities of marketable securities	11,845	4,355
Restricted cash	1,856	3,338
Purchase of marketable securities	—	(273)
Capital expenditures	(557)	(2,301)
Net cash provided by investing activities	13,144	5,119
Cash Flows From Financing Activities
Net proceeds from issuance of common stock	558	1,165
Proceeds from borrowings	55	—
Repayment of long-term debt	(5)	—
Payment of contingent consideration	—	(1,375)
Repurchase of common stock for treasury	—	(1,633)
Net cash provided by (used in) financing activities	608	(1,843)
Effect of exchange rate differences on cash and cash equivalents	(54)	44
Net change in cash and cash equivalents	5,997	3,052
Cash and cash equivalents, beginning of period	15,501	14,371
Cash and cash equivalents, end of period	$21,498	$17,423